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Advanced Switching Communications, Inc.

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ASC to Release Fourth Quarter Results and
Preliminary Estimate of Liquidation Proceeds

Vienna, VA - 02/12/02 - Advanced Switching Communications, Inc. (NASDAQ: ASCX) today announced that it expects to release its financial results for the fourth quarter of 2001 on or about February 28, 2002. Last week, the Company announced the adoption by its board of directors of a proposed plan of liquidation, subject to stockholder approval. In connection with its fourth quarter earnings release, the Company also expects to announce management's preliminary estimate of the net proceeds to be available for distribution to stockholders if the liquidation is approved.

The Company also announced that it has received notice from a major customer purporting to revoke acceptance of equipment previously purchased by that customer and asserting that the customer is entitled to a refund of approximately $17 million due to the alleged failure of the equipment to meet functionality requirements. The Company does not believe there is any basis for the customer to seek a refund and intends to vigorously defend any such claim, assert its rights under the parties' agreement, and pursue any remedies it may have against the customer.

As of the end of December 2001, the Company had approximately $77 million in cash and marketable securities and expects to use cash of approximately $2.0 million to satisfy liabilities on its unaudited balance sheet. In addition to converting its remaining assets to cash, pursuing any claims it may have against third parties and satisfying the liabilities currently on its balance sheet, the Company anticipates using cash in the next several months for a number of items, including but not limited to: (i) ongoing operating costs of at least $1.3 million, (ii) employee severance and related costs of at least $4.0 million, (iii) payments to the Company's contract manufacturer of at least $2.3 million, and (iv) other costs, including costs incurred to close out existing leases, of at least $3.2 million. In addition, the Company may incur additional liabilities arising out of contingent claims, such as the claim by a major customer described above, that are not reflected as liabilities on its balance sheet.

With respect to the distribution of liquidation proceeds, the Company is unable to predict the precise timing or amount of distributions, due in part to the Company's inability to predict the net-value of its non-cash assets and the ultimate amount of its liabilities and future expenses. The Company will attempt to convert its remaining assets to cash and settle its liabilities as expeditiously as possible. Assuming stockholder approval of the plan, the Board of Directors currently anticipates that an initial distribution of liquidation proceeds will be made to stockholders within 30 days after the stockholders' meeting. A portion of the Company's assets will be held in a contingency reserve, and the Board of Directors anticipates that stockholders may receive one or more additional distributions subsequent to the initial distribution.

The proposed plan of liquidation will be presented to the Company's stockholders for approval at a special meeting. A proxy statement describing the plan will be mailed to stockholders prior to the meeting. Stockholders are strongly advised to read the proxy statement when it becomes available, because it will contain important information. The proxy statement will be filed by the Company with the Securities and Exchange Commission (SEC). Investors may obtain a free copy of the proxy statement (when available) and other documents filed by Advanced Switching Communications, Inc. at the SEC's web site at http://www.sec.gov. The proxy statement and related materials may also be obtained for free by directing such requests to Advanced Switching Communications, Inc., 8330 Boone Boulevard, Vienna, 22182, Attention: Investor Relations.

Except for any historical information, the matters discussed in this press release contain forward-looking statements that reflect the company's current views regarding future events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ, possibly materially, from those projected in the forward-looking statements. Those risks and uncertainties include, but are not limited to economic, key employee, vendor, competitive and technological factors affecting the company's growth, operations, markets, products, services and other factors. Some, but not all, of these risks and uncertainties are discussed in detail in the company's filings with the Securities and Exchange Commission, particularly the "Risk Factors" section of our amended 10-Q filed on December 7, 2001.

Media Inquiries
Contact: Media Inquiries
(703) 288-8135
media@asc.com

Investor Inquiries
Contact: Investor Relations
(703) 448-5540
investor@asc.com